                                                                      EXHIBIT 15

The Board of Directors
First American Corporation
Nashville, Tennessee

Ladies and Gentlemen:

         Re:      Registration Statement No. 33-66213




With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 15, July 16, 1998 and April 16, 1998 of AU 722 reports related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,


                                          /s/ KPMG Peat Marwick LLP


                                          KPMG Peat Marwick LLP

Nashville, Tennessee
November 20, 1998